Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265

roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Corporation Announces Retirement of Michael Ansay from its Board of Directors

Michael G. Ansay

MANITOWOC, WI, January 16, 2024 – Bank First Corporation (NASDAQ: BFC), (“Bank First”) the holding company of Bank First, N.A. (the “Bank”), is announcing the retirement of Michael G. Ansay from its Board of Directors effective January 15, 2024.

Mr. Ansay became a director of the Corporation and Bank in February 2010. In 2012, he was appointed as Vice-Chairman and assumed the role of Chairman in January 2013. He served as Chairman of the Board from January 2013 to June 2022, when the role was transitioned to Mike Molepske, Chief Executive Officer of Bank First, to facilitate a smooth transition of leadership in anticipation of Mr. Ansay’s retirement.

Ansay’s retirement brings to a close over a decade of remarkable service and visionary leadership to the organization. During his tenure, Bank First significantly expanded its footprint across Wisconsin through both strategic acquisitions and de novo offices in new markets, grew assets more than fivefold from $832 million in 2010 to $4.2 billion today, and solidified its position as one of the top performing banks in the country. “We extend our congratulations and express our gratitude to Mike for his many years of service on the Board,” stated Mike Molepske, Chairman and Chief Executive Officer of Bank First. “His dedication, strategic insight, and remarkable contributions have had a significant impact on the Bank’s success, playing a pivotal role in bringing us to where we stand today.”

Bank First remains committed to its strategic partnership with Ansay & Associates, a second-generation independent insurance agency providing integrated insurance, risk management, and benefit solutions to businesses, families and individuals. The Bank’s long-term relationship with Ansay & Associates allows it to provide world-class insurance products to its customers.

“It’s been a pleasure to be associated with Mike and Ansay & Associates for the last 14 years,” stated Molepske. The Bank’s relationship with Ansay & Associates was born in 2010, when the two companies joined forces. “Mike’s vision of leadership has been crucial to the success of Bank First and Ansay & Associates. He and his team have done a remarkable job over the years in their stewardship of the Bank. We look forward to growing our relationship into the future.” Bank First’s President, Tim McFarlane, will remain on the board of directors for Ansay & Associates.

For more information about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 379 full-time equivalent staff and has assets of approximately $4.2 billion. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.